EXHIBIT 99.1

World Energy and RGGI, Inc. Finalize Contract for Carbon Allowance Auctions

Worcester, MA – August 06, 2008 –World Energy Solutions, Inc. (TSX: XWE), a leading operator of online exchanges for energy and environmental commodities, today announced that the company has executed a contract with the Regional Greenhouse Gas Initiative (RGGI), Inc. to provide services related to the design and implementation of regional carbon dioxide (CO2) allowance auctions.

RGGI, Inc. is a non-profit corporation created to support the cooperative effort by ten Northeast and Mid-Atlantic states to design and implement a regional cap-and-trade program covering carbon dioxide emissions from power plants in the region.

“World Energy is pleased that our contract with RGGI, Inc. is now official.  We look forward to continuing our support of RGGI’s efforts in orchestrating the first-in-the nation auction of CO2 allowances on September 25, and the series of quarterly auctions that are scheduled to follow,” said Richard Domaleski, Chief Executive Officer, World Energy Solutions, Inc.

About World Energy

World Energy operates leading online exchanges for energy and environmental commodities. Our proven approach provides market intelligence, promotes liquidity, and creates price transparency for all market participants, enabling our customers to transact with confidence and to seek the best possible price. To date, the company has transacted more than 45 billion kwh of electricity, 1 billion kwh of green power and Renewable Energy Certificates (RECs) and over one trillion cubic feet of natural gas. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: our revenue is dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; we depend on a small number of key energy consumers, suppliers and channel partners; there are factors outside our control that affect transaction volume in the electricity market; and there are other factors identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Investor Relations Phil Adams World Energy Solutions Inc. (508) 459-8100 padams@worldenergy.com or Craig Armitage The Equicom Group (416) 815-0700 x278 carmitage@equicomgroup.com	Media Relations Shellie Rapson James World Energy Solutions Inc. (508) 459-8180 sjames@worldenergy.com